As filed with the Securities and Exchange Commission on August 9, 2022

Registration No. 333-112440

Registration No. 333-127837

Registration No. 333-139603

Registration No. 333-146893

Registration No. 333-174659

Registration No. 333-176268

Registration No. 333-204520

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-112440

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-127837

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139603

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-146893

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-174659

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-176268

Post-Effective Amendment No. 3 to Form S-8 Registration Statement No. 333-204520

Under

The Securities Act of 1933

OCEAN BIO-CHEM, INC.

(Exact name of registrant as specified in its charter)

Florida	59-1564329
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4041 SW 47 Avenue
Fort Lauderdale, Florida 33314

(Address of principal executive offices, including Zip Code)

Ocean Bio-Chem, Inc. 1991 Incentive Stock Option Plan

Ocean Bio-Chem, Inc. 1992 Incentive Stock Option Plan

Ocean Bio-Chem, Inc. 1994 Incentive Stock Option Plan

Ocean Bio-Chem, Inc. 2002 Incentive Stock Option Plan

Ocean Bio-Chem, Inc. 2002 Non-Qualified Stock Option Plan

Ocean Bio-Chem, Inc., Omnibus Equity Compensation Plan

Ocean Bio-Chem, Inc. 2007 Incentive Stock Option Plan

Ocean Bio-Chem, Inc. 2008 Incentive Stock Option Plan

Ocean Bio-Chem, Inc. 2008 Non-Qualified Stock Option Plan

Ocean Bio-Chem, Inc., 2015 Equity Compensation Plan

Stock Option Grant to Peter G. Dornau

(Full titles of the plans)

Jeffrey S. Barocas

Chief Financial Officer

Ocean Bio-Chem, Inc.

4041 SW 47 Avenue

Fort Lauderdale, Florida 33314

(954) 587-6280
(Name, address and telephone number, including area code, of agent for service)

With copies to:

Justin W. Chairman

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐  Accelerated filer ☐  Non-accelerated filer ☒  Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Ocean Bio-Chem, Inc., a Florida corporation (the “Registrant”), deregisters all shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that remain unsold (the “Shares”) under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

●	Registration Statement on Form S-8 (No. 333-112440) pertaining to the registration of 316,470 Shares issuable under the Ocean Bio-Chem, Inc. 1991 Incentive Stock Option Plan, the Ocean Bio-Chem, Inc. 1992 Incentive Stock Option Plan and the Ocean Bio-Chem, Inc. 1994 Incentive Stock Option Plan.

●	Registration Statement on Form S-8 (No. 333-127837) pertaining to the registration of 159,500 Shares issuable under the Ocean Bio-Chem, Inc. 1994 Incentive Stock Option Plan.

●	Registration Statement on Form S-8 (No. 333-139603) pertaining to the registration of 143,000 Shares issuable under the Ocean Bio-Chem, Inc. 1992 Incentive Stock Option Plan.

●	Registration Statement on Form S-8 (No. 333-146893) pertaining to the registration of 145,000 Shares issuable under the Ocean Bio-Chem, Inc. 2002 Incentive Stock Option Plan and 2002 Non-Qualified Stock Option Plan.

●	Registration Statement on Form S-8 (No. 333-174659) pertaining to the registration of 750,000 Shares issuable under the Ocean Bio-Chem, Inc., Omnibus Equity Compensation Plan.

●	Registration Statement on Form S-8 (No. 333-176268) pertaining to the registration of 113,500 Shares issuable under the Ocean Bio-Chem, Inc. 2002 Incentive Stock Option Plan; 180,000 Shares issuable under the Ocean Bio-Chem, Inc. 2002 Non-Qualified Stock Option Plan; 324,600 Shares issuable under the Ocean Bio-Chem, Inc. 2007 Incentive Stock Option Plan; 156,100 Shares issuable under the Ocean Bio-Chem, Inc. 2008 Incentive Stock Option Plan; 75,000 Shares issuable under the Ocean Bio-Chem, Inc. 2008 Non-Qualified Stock Option Plan; and 115,000 Shares issuable under the stock option grant to Peter G. Dornau.

●	Registration Statement on Form S-8 (No. 333-204520) pertaining to the registration of 630,000 Shares issuable under the Ocean Bio-Chem, Inc., 2015 Equity Compensation Plan.

Effective August 9, 2022, pursuant to the Agreement and Plan of Merger, dated as of June 21, 2022 (the “Merger Agreement”), by and among the Registrant, OneWater Marine Inc., a Delaware corporation (“Parent”), and OBCMS, Inc., a Florida corporation, and a wholly owned, direct subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into Registrant, with Registrant surviving as a wholly-owned subsidiary of Parent (such transaction, the “Merger”).

In connection with the completion of the Merger and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under each of the Registration Statements. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on August 9, 2022.

Date: August 9, 2022

OCEAN BIO-CHEM, INC.

By:	/s/ Peter G. Dornau
Name: Peter G. Dornau
Title: Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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